UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2021

IDEAYA Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38915	47-4268251
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7000 Shoreline Court, Suite 350

South San Francisco, California 94080

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 443-6209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IDYA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01 Other Events

Clinical Updates

On June 28, 2021, IDEAYA Biosciences, Inc. (the “Company”) announced updates for its Phase 1 clinical trial evaluating IDE397 in patients having solid tumors with MTAP deletion and Phase 1/2 clinical trial evaluating darovasertib combination therapies in metastatic uveal melanoma (MUM).

IDE397 in MTAP Deletion Solid Tumors

The Company is evaluating IDE397, a potent and selective small molecule inhibitor targeting methionine adenosyltransferase 2a (MAT2A), as monotherapy in the dose escalation portion of a Phase 1 clinical trial in patients having solid tumors with methylthioadenosine phosphorylase (MTAP) deletion, a patient population estimated to represent approximately 15% of solid tumors.

The Company is currently enrolling patients in the third cohort of the dose escalation portion of the IDE397 clinical trial. Four clinical trial sites are currently open for enrollment with an additional five sites targeted in the second half 2021. The Company has entered into a collaboration with Tempus Labs, Inc. to identify additional patients for the open clinical sites. The enrolled patients have tumors with MTAP deletion in non-small cell lung cancer (NSCLC), pancreatic cancer and thymic cancer. As of June 25, 2021, IDE397 has been generally well tolerated with only grade 1 drug-related adverse events, including constipation, nausea and fatigue. There were no reported drug-related serious adverse events, and no reported myelosuppression, or changes to bilirubin or to aminotransaminase (AST) or alanine aminotransferase (ALT) enzymes.

The Company has met the criteria to initiate a IDE397 tumor biopsy cohort arm in each of the first two cohorts of the dose escalation study, with observed clinical pharmacodynamic (PD) modulation of plasma S-adenosyl methionine (SAM) satisfying the clinical protocol threshold of approximately 60% or greater. The PD data showed a maximal plasma SAM reduction from baseline of 68.9% and 88.0% for the first (n=2) and second (n=3) cohorts, respectively. The clinical protocol threshold was established based on IDE397 preclinical in vivo efficacy data in MTAP-deletion xenograft models. The Company plans to obtain pre-treatment and post-treatment tumor biopsies from patients enrolled into this tumor biopsy cohort to evaluate tumor PD response, including measurement of tumor SAM and tumor symmetric dimethyl arginine (SDMA) biomarkers.

The PD data to be obtained from the IDE397 tumor biopsy cohort is expected to support an option data package for review by GlaxoSmithKline (GSK) in consideration of whether to exercise its exclusive option to develop and commercialize IDE397. The GSK option is exercisable within a certain period after the Company delivers a data package comprising preclinical data and clinical data from the IDE397 monotherapy dose escalation portion of the Phase 1 clinical trial, including safety and tolerability data, pharmacokinetic data, and pharmacodynamic modulation of SAM and tumor SDMA. The Company is leading early clinical development of IDE397. If GSK exercises its option and makes the related payment to the Company of fifty million dollars ($50,000,000), GSK would lead later stage global clinical development. For future development costs, the Company will be responsible for 20% and GSK will be responsible for 80%. If GSK exercises the option, the Company will be eligible to receive future development and regulatory milestones of up to $465 million, 50% of U.S. net profits, tiered royalties on global ex-U.S. net sales ranging from high single digit to sub-teen double digit percentages and certain commercial milestones of up to $475 million.

Darovasertib Combinations in Metastatic Uveal Melanoma (MUM)

The Company is executing on its strategy to evaluate darovasertib combinations in MUM, including combinations of darovasertib and crizotinib, and independently, darovasertib and binimetinib, in each case under a clinical trial collaboration and supply agreement with Pfizer Inc.

In June 2021, the Company initiated Phase 2 of the clinical trial evaluating darovasertib and crizotinib combination in MUM based on observed early clinical activity of this combination. In the first cohort of the dose escalation portion of the Phase 1 clinical trial, an earlier-reported unconfirmed partial response of 54.3% tumor reduction has been subsequently confirmed with a 56.5% tumor reduction in a subsequent scan, which represents the deepest response observed to date in the Phase 1/2 clinical trial evaluating darovasertib as monotherapy or in combinations.

Drug-related adverse events observed in the darovasertib and crizotinib combination arm in MUM as of June 22, 2021 based on preliminary data from an unlocked database, primarily include: serious adverse events of syncope and hypotension, each of which resolved with patients continuing dosing; and adverse events that occurred in at least two treated patients of nausea, diarrhea, vomiting, edema, decreased appetite, rash, hypotension and syncope. The observed syncope and hypotension were transient, often occurring in the first week of dosing, and are being managed and mitigated through a one week run-in dosing regimen and by limiting use of certain concurrent medications such as diuretics.

In the darovasertib and binimetinib combination arm of the Phase 1 clinical trial, an earlier-reported unconfirmed partial response of 40.5% tumor reduction has been confirmed with a 51.7% tumor reduction in a subsequent scan, reflecting two confirmed partial responses out of nine evaluable MUM patients with at least two post-baseline scans (22%) per RECIST 1.1 guidelines.

Drug-related adverse events observed in the darovasertib and binimetinib combination arm in MUM, as of June 22, 2021 data cutoff based on preliminary data and analyses from an unlocked database, primarily include: serious adverse events of liver toxicity, nausea and vomiting, syncope and fall; and adverse events that occurred in greater than 10% of patients of nausea, vomiting, diarrhea, rash, edema, AST increase, ALT increase, fatigue, hypotension and creatine phosphokinase increase.

As of June 22, 2021, the Company has enrolled 30 MUM patients in the darovasertib and binimetinib combination arm, and 15 MUM patients in the darovasertib and crizotinib combination arm, and is continuing patient enrollment in each. The Company is targeting a further clinical data update for darovasertib combination(s) in the second half of 2021. The Company is planning to obtain FDA regulatory guidance on potential registration-enabling trial design for darovasertib monotherapy and/or darovasertib combination(s) in MUM in the first half of 2022.

Forward-Looking Statements

To the extent that statements contained herein are not descriptions of historical facts regarding the Company, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to (i) the timing of additional clinical trial sites in the IDE397 Phase 1 dose escalation study, (ii) the obtention of pre-treatment and post-treatment tumor biopsies from patients enrolled into the IDE397 tumor biopsy cohort to evaluate PD response, (iii) exercise of the GSK option, cost sharing, milestone payments, profit share and royalties related to IDE397, and (iv) the timing of a clinical data update for either of the darovasertib combination arms and FDA guidance for potential darovasertib registrational pathway. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s preclinical and clinical development programs, future results, performance, or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including the Company’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the risk that results of earlier studies and trials may not be predictive of future trial results, the risk that regulatory authorities, including the FDA may not agree with the Company’s interpretation of the data from clinical trials of the Company’s drug candidates, the risk that the Company may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its drug candidates, or significant issues regarding the adequacy of the Company’s clinical trial designs or the execution of its clinical trials may arise, which could result in increased costs and delays, or limit the Company’s ability to obtain regulatory approval, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could delay or prevent clinical results, regulatory approval or commercialization, the timing of regulatory filings, the challenges associated with manufacturing drug products, the Company’s ability to successfully establish, protect and defend its intellectual property, the effects on the Company’s business of the worldwide COVID-19 pandemic and other matters. The Company undertakes no obligation to update or revise any forward-looking statements. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the Company’s reports filed with the Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 10, 2021, as well as other documents that may be filed by the Company from time to time with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDEAYA BIOSCIENCES, INC.

Date: June 28, 2021	By:	/s/ Yujiro Hata
Yujiro Hata
President and Chief Executive Officer